FOR IMMEDIATE RELEASE


                    E-LOAN, Inc. Reports Record Revenues and
        Second Consecutive GAAP Profitable Quarter in First Quarter 2002

                   Revenues Grow 27 Percent to $20.8 Million;
      Volume of Loans Closed and Sold Reaches $1.2 Billion for the Quarter


     Dublin, Calif. - April 25, 2002 - E-LOAN, Inc. (Nasdaq: EELN), a leading online provider of consumer loans, today reported that it achieved record revenues and its second consecutive GAAP profitable quarter in the first quarter ended March 31, 2002.

     Revenues for the first quarter of 2002 were $20.8 million, up 27 percent from the $16.4 million reported in the first quarter of 2001. Net income for the first quarter of 2002 was $1.6 million or $0.03 per share basic and diluted on
54.0 million basic and 60.3 million diluted shares. This compares with a net loss of ($16.3) million or ($0.30) per share basic and diluted on 53.6 million basic and diluted shares during the first quarter of 2001.

     "We are pleased that our vision of making lending not just more affordable but enjoyable has produced solid operating results and another profitable quarter," said Chris Larsen, E-LOAN's Chairman and CEO. "Our pro-consumer approach is the right thing for consumers and the right approach for the Company to grow our business. We will continue to apply our technology to drive down the consumer's costs for obtaining a loan and to improve the consumer's insight into the lending process. We have demonstrated the strength of our technology-based strategy. During the first quarter, we closed and sold a record $1.2 billion in loans, with our purchase mortgage, home equity and auto lending components demonstrating excellent growth."

     "Our operating efficiency and position as a low cost producer of consumer loans allowed us to improve our overall direct margin by 11 percent over our preceding quarter and by 103 percent over the first quarter of last year," said Matt Roberts, E-LOAN's CFO. "As interest rates and economic conditions have changed, we have seen a change in the mix of loans in our three primary products: mortgage, auto, and home equity loans. We believe that we will continue to see a different revenue mix in the future."

Discussion of Q1 2002 Results
-----------------------------

E-LOAN's revenues are primarily from the gain on sale of mortgage, auto, and home equity loans that we originate, fund and then sell on the secondary market. We also earn interest income on mortgage and home equity loans from the time of funding through the time of sale.

Revenues totaled $20.8 million, an increase of 27 percent compared to revenues of $16.4 million in the same period last year, and up 6 percent compared to revenues of $19.5 million in the prior quarter.



Components of Revenue
($ in thousands)
                                                   Q1 2002                        Q4 2001                   Q1 2001
                                                   -------                        -------                   -------
                                                               % of                       % of                    % of
                                            $ Total           Revenue       $ Total      Revenue       $ Total    Revenue
                                            -------          --------       -------      --------     -------    -------
Mortgage                                   $ 12,815            62 %         $12,769       65 %         $ 7,215     44 %
Auto                                          2,291            11 %           1,498        8 %           5,281     32 %
Home Equity                                   2,284            11 %           1,705        9 %             622      4 %
Interest Income on                            3,228            16 %           3,442       18 %           3,027     19 %
  mortgage and home equity
Other *                                         148            <1 %             101       <1 %             222      1 %
                                           --------           ------        -------       ----          ------      ---
Total                                      $ 20,766           100 %         $19,515      100 %         $16,367     100 %

* Other revenue comes from credit card, personal loan and student loan partnerships


During the first quarter, we closed and sold 14,296 loans with a value of $1.2 billion.


Loan Volume                    # of Loans      $ Volume of     # of Loans         $ Volume of Loans
($ in millions)                  Closed        Loans Closed    Closed and Sold    Closed and Sold
Mortgage                          4,175         $ 855.4           4,507               $ 916.8
Auto                              7,799         $ 145.9           7,506               $ 140.5
Home Equity                       2,010         $  85.8           2,283               $  97.6
                                 ------          ------          ------               ------
Total                            13,984         $1,087.1         14,296              $1,154.9

Operations expenses - the fixed and variable costs of processing loan transactions - totaled $10.9 million or 52 percent of revenue in the first quarter compared to $11.5 million or 70 percent of revenue in the same period last year. Of total operations expenses, $5.9 million was non-interest mortgage related expense, $2.0 million was auto-related expense, $1.6 million was interest expense on mortgage and home equity loans, $1.3 million was non-interest home equity related.


Our direct margin is defined as revenue minus variable and fixed operations expense. The following table provides detail of direct margin classified by revenue-related categories, both in dollars and expressed as a percentage of its related revenue.



                                      Q1 2002                     Q4 2001                    Q1 2001
 Direct Margins                       -------                     -------                    -------
($ in thousands)
                                                 % of                        % of                       % of
                                  $ Total       Revenue        $ Total     Revenue        $ Total       Revenue
                                  -------       --------       -------     -------         --------      --------
Mortgage                          $ 6,966          54 %        $ 7,002        55 %         $ 2,139       30 %
Interest Margin                     1,606          50 %          1,454        42 %             146        5 %
Home Equity                           953          42 %            752        44 %             237       38 %
Auto                                  278          12 %           (334)      (22 %)          2,167       41 %
Other                                 111          75 %             58        57 %             190       86 %
                                  -------                      -------                     -------
Total                             $ 9,914                      $ 8,932                     $ 4,879


Sales and marketing expenses totaled $5.1 million or 25 percent of revenue in the first quarter compared to $4.8 million or 30 percent of revenue for the same period last year.

Technology expenses were $1.4 million or 7 percent of revenue in the first quarter compared to $1.8 million or 11 percent of revenue for the same period last year.

General and administrative expenses were $1.6 million or 8 percent of revenue in the first quarter compared to $1.5 million or 9 percent of revenue for the same period last year.

Total assets at the end of the quarter were $146.7 million, which includes cash and cash equivalents of $28.0 million of which $2.5 million is restricted, and loans held for sale of $97.3 million.

Total liabilities at the end of the quarter were $105.3 million and included $93.9 million in borrowings related to mortgage, home equity and auto loans held for sale. Total stockholders' equity at the end of the quarter was $41.4 million.


Financial Guidance
------------------

The following guidance is based on E-LOAN's current expectations as of April 25, 2002 and does not reflect the potential impact of events that may occur after April 25, 2002. The company assumes no duty to update any forward-looking statements contained in this press release.


We are revising our forward guidance to reflect substantially lower refinance demand. We are doing so for two reasons. First, mortgage refinance demand dropped steeply in mid-March and has remained low for most of the period since. This sharp drop exceeded our previous expectations and was also accompanied by intense rate competition that reduces revenue per loan. We believe that there is a reasonable probability that the boom level of refinance demand is over. Second, investors have struggled to understand what our performance would be with refinance demand at sustainable rather than boom levels. By assuming a steeper decline in refinance volume and a continued high level of price competition, we are providing what we believe to be the most likely scenario and one that we hope will also help investors understand our performance expectations over the next nine months in a reduced refinance environment.


The key assumptions supporting our current guidance are discussed below.


While our refinance mortgage volume outperformed the industry with only a 4 percent sequential decline Q4 to Q1 (compared to the April Mortgage Bankers Association forecast of a 50 percent decline), our current level of refinance applications are trending in line with the Mortgage Bankers Association forecast for a Q1 to Q2 sequential decline of 42 percent.


Our current assumption is for mortgage refinance loan volume to decline a cumulative 57 percent from Q1 level by year-end compared to a 71 percent forecasted decline by the Mortgage Bankers Association over that same time period. This translates to mortgage refinance revenue declining as a percentage of our total revenue from 66 percent in Q1 to 29 percent in Q4.


We also assume that the significant mortgage pricing pressure we experienced in Q1 will continue to suppress our revenue per mortgage loan at roughly Q1 levels throughout the remainder of the year. Historically, the most significant pricing pressure occurs at the start of a refinance decline before lenders have adjusted their origination capacity. The pricing pressure typically abates over time as capacity is reconciled to the lower loan volumes.


Based on our April run rate of loans and application demand, home equity revenue is on track to grow over 60 percent sequentially in Q2. We then assumed approximately a 20 percent sequential growth in Q3 and Q4.


While auto revenue is to grow 39 percent by Q4 compared to Q1, its direct margin contribution is expected to improve to $1.2 million. The improvement in direct margin is largely a result of leverage on the fixed cost component of auto operations expense over higher loan volume coupled with new technology improvements.


Given the above assumptions, we now expect 2002 total revenue to grow to approximately $78 million - representing a 15 percent improvement over 2001 results on a substantially different revenue mix.


Total direct margin in 2002 is expected to grow to approximately $35 million - representing a 40 percent improvement over 2001 results and demonstrating our continued progress as a low cost producer.


We expect GAAP net income of approximately $3 million or $0.05 earnings per share on 62 million diluted shares in 2002, as compared to a GAAP net loss of $39.5 million or $0.73 loss per share on 53.8 million diluted shares in 2001.

The following table provides a more detailed quarterly overview of our forward guidance:


                                  E-LOAN, Inc.
                                  2002 Guidance
                  (in millions except loans and per share data)


                                                Actual          Guidance       Guidance       Guidance      Guidance
                                                Q1 '02           Q2 '02         Q3 '02         Q4 '02         Total
Loans Closed and Sold
         Mortgage                                4,507          3,078          2,852           2,787         13,224
         Home Equity                             2,283          3,725          4,529           5,512         16,049
         Auto                                    7,506          8,106         10,015          10,678         36,305
                                                ------         ------        -------         -------        ------
         Total Loans                            14,296         14,909         17,396          18,977         65,578

Revenue
         Mortgage                              $  12.8        $   8.6        $   8.2         $   8.0        $  37.6
         Home Equity                               2.3            3.7            4.5             5.5           16.0
         Interest                                  3.2            3.3            3.0             2.9           12.4
         Auto                                      2.3            2.5            2.9             3.2           10.9
         Other                                     0.1            0.2            0.2             0.2            0.7
                                                  ----           ----           ----            ----           ---
         Total Revenue                          $ 20.8        $  18.3        $  18.8         $  19.8        $  77.6

Mortgage Refinance
         % of Total Revenue (1)                    66%            44%            36%             29%            45%

Pre-tax Operating Income                        $  1.6         $   -         $   0.5          $  1.0         $  3.1
Diluted Weighted Average                          53.6           62.0           63.0            64.0
   Shares                                                                                                      62.0

Earnings Per Share                             $  0.03          $   -        $  0.01         $  0.02        $  0.05

Direct Margin (expressed as a % of component revenue)
         Mortgage                                  54%            43%            45%             45%            48%
         Home Equity                               43%            49%            56%             56%            53%
         Interest                                  50%            48%            43%             41%            46%
         Auto                                      13%            12%            28%             38%            24%
         Other                                    100%           100%            50%             50%            71%
                                                  ----           ----            ---             ---            ---
         Total Direct Margin                       48%            42%            45%             46%            45%

Other Expenses (expressed as a % of total revenue)
Sales & Marketing                                  25%            25%            25%             25%            25%
Technology                                          7%             8%             9%              8%             8%
General & Administrative                            8%             8%             9%              8%             8%


(1) Represents prime first mortgage refinance loans with associated interest income as a percent of Total Revenue


Conference Call and Webcast
---------------------------

Chris Larsen, Chairman and CEO of E-LOAN, will host a conference call to discuss the company's first quarter results today, April 25 at 1:30 p.m. (PDT). Please dial (712) 271-3820 at 1:25 p.m. (PDT) and reference the pass code "E-LOAN." A replay of the call will be available beginning today until Friday, May 3 by dialing (402) 220-4191. A live webcast and a replay of the conference call will be available via the investor relations section of the company's website at www.eloan.com.

This news release contains forward-looking statements based on current expectations that involve risks and uncertainties. E-LOAN's actual results may differ from the results described in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, general conditions in the mortgage and auto industries, interest rate fluctuations, and the impact of competitive products. These and other risk factors are detailed in E-LOAN's periodic filings with the Securities and Exchange Commission.

About E-LOAN, Inc.

E-LOAN, Inc., a leading online provider of consumer loans, offers consumer loans and debt management services online at www.eloan.com. E-LOAN has reengineered the consumer loan process by offering a broad choice of products from many lenders for mortgages, home equity loans, and auto loans in a secure online environment, combined with comprehensive personal service from dedicated loan consultants. Through the first quarter of 2002, E-LOAN originated over $8.5 billion in consumer loans. The company's loan processing centers are located in Dublin, CA and Jacksonville, FL. E-LOAN, Inc. is publicly traded on the Nasdaq National Market under the symbol EELN.

              (Statement of Operations and Balance Sheet to follow)
                                      # # #

                                 E-LOAN, Inc.
                             Statement of Operations
                    (in thousands, except per share amounts)



                                                                      Three Months Ended
                                                                March 31,                  March 31,
                                                                  2002                      2001
                                                            -----------------         ------------------

Revenues                                                       $  20,766                 $    16,367

Operating Expenses

     Operations                                                   10,852                      11,488

     Sales & marketing                                             5,137                       4,831

     Technology                                                    1,429                       1,783

     General & administration                                      1,633                       1,488

     Non-cash marketing costs                                         -                        2,985

     Amortization of unearned compensation                            -                          257

     Amortization of acquired intangibles and goodwill                -                        9,933
                                                         -----------------         ------------------


          Total operating expenses                                19,051                      32,765
                                                         -----------------         ------------------


Income (loss) from operations                                      1,715                     (16,398)

Other income, net                                                    (57)                         84
                                                         -----------------         ------------------

Income (loss) before taxes                                         1,658                     (16,314)


Income taxes                                                        (54)                          -
                                                         -----------------         ------------------

Net income (loss)                                              $   1,604                  $  (16,314)
                                                         =================         ==================


Net income (loss) per share:
     Income (loss) per share
          Basic                                                $    0.03                   $    (0.30)
                                                          =================          ==================
          Diluted                                              $    0.03                   $    (0.30)
                                                          =================          ==================
     Weighted average shares
          Basic                                                   54,029                      53,623
                                                          =================          ==================
          Diluted                                                 60,317                      53,623
                                                          =================          ==================




                                  E-LOAN, Inc.
                                  Balance Sheet
                                 (in thousands)
                                                                  March 31,      December 31,
                                                                     2002            2001
                                                                ----------------------------------

                                  ASSETS
Current assets:
    Cash and cash equivalents ($4,500 and                           $27,964            $32,538
         $2,500 restricted cash, respectively)
    Loans held-for-sale                                              97,275            162,246
    Accounts receivable, prepaids and other current assets           13,456              8,435
                                                                -------------------------------
      Total current assets                                          138,695            203,219
Fixed assets, net                                                     6,147              6,215
Deposits and other assets                                             1,897              1,192
                                                                -------------------------------
      Total assets                                                 $146,739           $210,626
                                                                ===============================

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Warehouse and other lines payable                               $93,879           $158,148
    Accounts payable, accrued expenses and other liabilities          6,322              7,535
    Capital lease obligation                                            132                175
    Notes payable                                                     5,000                  0
                                                                -------------------------------
      Total current liabilities                                     105,333            165,858
Notes payable                                                             0              5,000
                                                                -------------------------------
      Total liabilities                                             105,333            170,858
                                                                -------------------------------

Stockholders' equity:
Common stock                                                             55                 54
Additional paid-in-capital                                          256,611            256,578
Accumulated deficit                                                (215,260)          (216,864)
                                                                -------------------------------
      Total stockholders' equity                                     41,406             39,768
                                                                -------------------------------
      Total liabilities and stockholders' equity                   $146,739           $210,626
                                                                ===============================